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                                                                    EXHIBIT 23.2




                          INDEPENDENT AUDITORS' CONSENT





The Board of Directors
Huffy Corporation:

We consent to the incorporation by reference in the Registration Statements, and the Prospectuses constituting part thereof, of (i) the Form S-4 Registration Statement (No. 333-92030) pertaining to the acquisition of Gen-X Sports Inc.,
(ii) the Form S-8 Registration Statement (No. 333-62903) pertaining to the Master Deferred Compensation Plan; (iii) the Form S-8 Registration Statement (No. 333-52095) pertaining to the 1998 Director Stock Option Plan; (iv) the Form S-8 Registration Statement (No. 333-52077) pertaining to the 1998 Key Employee Non-Qualified Stock Plan; (v) the Form S-8 Registration Statement (No. 33-25487) pertaining to the 1988 Stock Option Plan and Restricted Share Plan; (vi) the Form S-8 Registration Statement (No. 33-25143) pertaining to the 1987 Director Stock Option Plan; (vii) the Form S-8 Registration Statement (Nos. 33-28811 and 33-42724) pertaining to the 1989 Employee Stock Purchase Plan and (viii) the Form S-8 Registration Statement (No. 33-44571) pertaining to five company savings plans of our report dated November 1, 2002, relating to the combined balance sheet of Gen-X Sports Inc. and Gen-X Sports, Inc. as of September 18, 2002, and the related combined statements of income and retained earnings, and cash flows, for the period ended September 18, 2002, which report appears in the Huffy Corporation Current Report on Form 8-K/A.


/s/ KPMG LLP

Toronto, Canada
December 2, 2002